Exhibit 2.23

WPP Group plc

27 Farm Street

London W1J 5RJ

England

9 June 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In May 2008, WPP Group plc (the “Company”), issued €750 million of bonds at 6.625% due 2016 (the “Bonds”). The Bonds are guaranteed by the Company’s subsidiary, WPP 2005 Limited.

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Bonds upon request.

Very truly yours,

WPP GROUP PLC

By:	/s/ Paul Richardson
Paul Richardson
Group Finance Director